Exhibit 2.2

                 AGREEMENT OF SALE AND PURCHASE OF ASSETS




                       Dated as of February 24, 1995




                              By and Between



                         WACO OIL & GAS CO., INC.
                               IRA L. MORRIS
                             BETTY SUE MORRIS


                                ("Sellers")


                                    and


                               ASHLAND INC.

                                 ("Buyer")





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                             TABLE OF CONTENTS


Section           Subject                                                 Page

       1.         Agreement to Convey...................................     1

       2.         The Closing...........................................     2

       3.         The Purchase Price....................................     2

       4.         Actions Taken at Closing..............................     3

       5.         Effective Time........................................     4

       6.         Representations and Warranties of Sellers.............     5

       7.         Representations and Warranties of Buyer...............     9

       8.         Survival of Representations and Warranties............    10

       9.         Covenants.............................................    10

      10.         Conditions to Obligations of Buyer and Sellers........    15

      11.         Consents and Preferential Purchase Rights.............    16

      12.         Title, Environmental and Regulatory Matters...........    17

      13.         Indemnification.......................................    19

      14.         Taxes.................................................    19

      15.         Pre and Post-Closing Matters..........................    19

      16.         Termination...........................................    20

      17.         Miscellaneous.........................................    20


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                      LIST OF EXHIBITS AND SCHEDULES


Exhibit A                        Form of Conveyance

Exhibit B                        Opinion of Sellers' Counsel

Exhibit C                        Opinion of Buyer's Counsel

Exhibit D                        Sellers' Certificate


Schedule 1                       List of Leases

Schedule 1A                      List of Royalties

Schedule 2                       List of Wells and Allocated Values

Schedule 3                       List of Easements, etc.

Schedule 4                       List of Vehicles and Equipment

Schedule 5                       List of Assumed Contracts

Schedule 6                       Adverse Claims, Litigation, etc.

Schedule 7                       Mechanical Defects, etc.

Schedule 8                       Consents and Preferential Purchase Rights

Schedule 9                       Tax Partnerships

Schedule 10                      Mercury Meters

Schedule 11                      Section 29 Wells

Schedule 12                      Allocation of Stock

Schedule 13                      Domestic Customers

Schedule 14                      Reversionary Interests

                 AGREEMENT OF SALE AND PURCHASE OF ASSETS


         THIS AGREEMENT entered into as of the 23rd day of February, 1995, between WACO OIL & GAS CO., INC., a West Virginia corporation ("WACO"), MR. IRA L. MORRIS and MRS. BETTY SUE MORRIS (the "Morrises") (WACO and the Morrises collectively, jointly and severally called "Sellers"), and ASHLAND INC., a Kentucky corporation ("Buyer"):

                           W I T N E S S E T H:

         For and in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:


     1. Agreement to Convey. At the Closing (as defined in Section 2 hereof), Sellers shall grant, assign, convey and deliver to Buyer the following described property owned by Sellers (such property referred to collectively as the "Assets"):

     (a)  Except for the rights and  interests  listed on or referred to in
          Schedule 14 which, notwithstanding any other term, condition, or other provision of this agreement are reserved by Sellers, and except for interests which have been previously assigned to others by document recorded prior to January 23, 1995, which are excepted herefrom (hereinafter referred to as the "Excluded Interests"), all right, title and interest of Sellers in and to all of the oil and gas leases, producing and nonproducing, developed and undeveloped (including but not limited to oil and gas leases, subleases, farmins, farmouts, joint ventures and leaseholds, overriding royalties, net profits interests, and carried interests) listed on Schedule 1 attached hereto and all easements, rights-of-way, and other appurtenances thereunto, and all rights therein derived from all unitization, pooling and communitization agreements, declarations and orders and the properties covered and the units created thereby (all of the foregoing except the Excluded Interests are hereinafter referred to as the "Leases");

     (b) The stated undivided interests of Sellers in and to all of the oil and/or gas wells listed on and referred to in Schedule 2 attached hereto, (herein referred to as the "Wells");

     (c) All right, title and interest of Sellers in or to the oil and gas in place listed on or referred to on Schedule 1A and all easements, rights-of-way and appurtenances thereto (hereinafter referred to as "Royalty");

     (d) All right, title and interest of Sellers in or to all of the natural gas or oil flow, sales, gathering or transmission lines and all of the leases, rights-of-way, licenses, easements, surface leases and other surface rights, and governmental permits and licenses used to market oil or natural gas from the Wells, including but not limited to all of the easements, rights-of-way, licenses, permits or other instruments described or referred to in Schedule 3 attached hereto, and all pipelines (whether sales, flow, or gathering or transmission lines) connected to said Wells, including but not limited to pipe, compressors, pumps and treatment facilities (all of the foregoing herein referred to as the "Gathering Lines");

     (e) The motor vehicles, four-wheelers, bulldozers, swabbing units and other equipment, and tools described on Schedule 4 hereto, together with all maintenance records, (the foregoing referred to as the "Vehicles");

     (f) All right, title and interest of Sellers in and to all oil, casinghead gas and natural gas sales, purchase, exchange, transportation and processing contracts, operating agreements, joint venture agreements, partnership agreements, farmout and farmin agreements and other contracts and instruments that relate to any of the Leases, Wells, or Gathering Lines to be conveyed pursuant to this Agreement or any unit or units in which part or parts of such properties or interests may be included, or to the exploration, development or production of oil and gas and products produced in association therewith from or attributable to said properties, including but not limited to those described on Schedule 5 hereto (all of the foregoing referred to as "Assumed Contracts");

     (g) All right, title and interest of Sellers in or to the personal property, improvements (including but not limited to any wells, casing, tubing, pipe, valves, nipples, pumps, pump jacks, tanks, boilers, separators, charts, chart houses, fixtures, injection facilities, saltwater disposal facilities, compression facilities, gas measurement, machinery, power lines, roads, and other appurtenances, easements and facilities), actually being used by Sellers in the production of oil or gas from the Wells or any unit or units in which part or parts of the Wells to be conveyed pursuant to this Agreement may be included (all of the foregoing referred to as the "Equipment"). It is the intention of this agreement to transfer only such Equipment as is located on the Wells and on the Leases, licenses or easements transferred hereby. The personal property held by Sellers as repair or replacement parts for the Wells, Leases and Equipment, often in the yard, warehouses or store rooms of Sellers are not part of the Equipment transferred hereby;

     (h) All right, title and interest of Sellers in and to all lease files, land files, well files, gas and oil sales contract files, abstracts, title opinions, seismic, engineering, geophysical or geochemical records, logs, maps and reports, and all other books, records, intangible files, maps and accounting records (collectively the "Records") related to any of the properties or interests to be conveyed pursuant to this Agreement; provided, however, that Sellers may retain free of claim from Buyer copies of the Records;

     (i) Such right, title and interest of Sellers in and to all warranties or representations of third parties relating to the properties described in the subsections of this Section 1 as can be conveyed consistent with the reservations of Sellers herein.

         2. The Closing. The purchase by Buyer and the sale by Sellers of the Assets, as contemplated by this Agreement (the "Closing"), shall take place at 8:00 a.m. on March 1, 1995 (the "Closing Date") at the offices of Bowles Rice McDavid Graff & Love, 16th Floor, Commerce Square, Lee Street, Charleston, West Virginia, or at such other location agreed to by Buyer and Sellers. Buyer and Sellers shall attend a pre-closing on February 28, 1995, at 9:00 a.m., at the offices of Bowles Rice McDavid Graff & Love for the purpose of executing all documents necessary to consummate the transactions contemplated in this Agreement. Once executed, the documents will be held in trust by the respective parties and exchanged at the Closing.

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         3.       The Purchase Price.

     (a) The total purchase price for the Assets (the "Purchase Price") shall be composed of part cash and part stock, as follows:

          1. Cash. $1,196,734 cash or immediately available funds, which amount shall be allocated to the purchase of Assets owned by WACO; plus

          2. Stock. The number of shares of Ashland Inc. common stock ("Common Stock") determined by dividing the sum of $40,488,918 ("Closing Price") per share of Common Stock valued at the New York Stock Exchange Closing Price for the trading day immediately prior to the Closing Date; provided, however, that should the Closing Price per share of Common Stock when calculated be less than $32 per share then in such event Buyer shall only be obligated to deliver to Sellers no more than 1,265,279 shares of Common Stock, in which event Sellers shall have the option to either accept the number of shares to be tendered or terminate the transaction. The Common Stock shall be divided among Sellers as set forth on Schedule 12 hereto; and the stock portion of the Purchase Price shall be referred to herein as "Ashland Stock."

    (b)      Adjustments to Purchase Price:

          1.   The Purchase Price shall be adjusted by the following:

          (A) Any amounts required pursuant to Sections 5(c), 11, 12 15(b), 15(c) and 17(c); and

          (B) Any other amount mutually agreed upon in writing by Sellers and Buyer.

          2.   Ad valorem and  property  tax  adjustments  to the  Purchase
               Price have been made to the stock portion of the Purchase Price and set forth on Schedule 2. The property and ad valorem tax adjustment of $1,011,082.00 reduced the stock portion of the Purchase Price to $40,488,918 as reduced figure set forth in Section 3(a)2. hereof. All adjustments to the Purchase Price of the Morrises Assets shall be made to the stock portion of the Purchase Price. All other adjustments shall be made to the cash portion of the Purchase Price.

         4. Actions Taken at Closing. At the Closing, the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events:

     (a) Conveyance and Other Documents. Sellers shall execute, acknowledge and deliver to Buyer sufficient instruments to convey all of the Assets to Buyer. Sellers shall execute, acknowledge and deliver to Buyer instruments of conveyance and transfer in substantially the form set forth as Exhibit A hereto, in sufficient counterparts to facilitate recording, covering all of the Assets, together with such other forms of assignment as are required to comply with applicable statutory, regulatory and contractual requirements for the transfer of the Assets contemplated herein.

     (b) Payment of Purchase Price. Buyer shall pay the cash portion of the Purchase Price by wire transfer to an account designated by WACO and shall pay the stock portion of the Purchase Price by delivery to Sellers or Sellers' agent certificates representing the Ashland Stock.

     (c) Sellers' Opinion. At the Closing, Sellers shall deliver to Buyer an opinion, dated the Closing Date, of counsel for Sellers, substantially in the form of Exhibit B attached hereto.

     (d) Buyer's Opinion. At the Closing, Buyer shall deliver to Sellers an opinion, dated the Closing Date, of counsel for Buyer, substantially in the form of Exhibit C attached hereto.

     (e)  Sellers'   Certificate.   Sellers   shall   deliver  to  Buyer  a
          certificate dated as of Closing Date in form and substance set forth in Exhibit D hereto.

     (f) Division Orders. Sellers and Buyer shall execute, acknowledge and deliver, at Buyer's election, division orders, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets, effective as of the Closing Date.

     (g) Transfer of Permits. Sellers and Buyer shall execute and deliver such instruments and forms as are required to transfer the permits for the Wells to Buyer. Buyer shall prepare all such transfer forms.

     (h) Files. Sellers shall deliver to Buyer at its offices in Weston, West Virginia, originals or, if originals have been destroyed or lost, copies of all Records relating to the Assets, in Sellers' possession or reasonably obtainable by Sellers.

     (i)  Nonforeign   Certificate.   Sellers   will  execute  and  deliver
          Certificates of Nonforeign Status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

     (j) Releases. Sellers will deliver executed, unconditional and recordable releases of all deeds of trust, financing statements or other liens or encumbrances upon the Assets, including but not limited to those listed on and referred to in Schedule 6 attached hereto; provided, however, that releases of all liens and encumbrances in favor of PNC Bank, N.A. ("PNC") or its predecessor(s) in interest, shall be delivered in trust under the following conditions: i) all such releases shall be delivered at or prior to the Closing to an agent designated by Sellers and acceptable to Buyer ("Designated Agent"); ii) Sellers and Designated Agent shall enter into an agreement that a) pledges sufficient shares of the Ashland Stock to completely satisfy the PNC debt, recognizing and agreeing that the lien cannot and will not be recorded and that the shares serving as collateral will be sold immediately upon receipt; b) requires Sellers to pay the PNC debt immediately upon settlement and receipt of the proceeds from the sale of the pledged shares; and c) requires the Designated Agent to deliver the releases to Buyer, immediately upon payment of the PNC debt. Buyer shall be either a party to or a direct, named third party beneficiary of the agreement with Designated Agent and must approve all terms and conditions thereof.

     (k) Tax Partnerships. Sellers shall use their best efforts to terminate before the Closing all tax partnerships identified on
          Schedule 9, and shall deliver at Closing evidence of such termination. If such tax partnerships are terminated before the Closing, Sellers shall convey to Buyer at the Closing all their right, title and interest in all Assets previously owned by such tax partnerships. If such tax partnerships are not terminated before the Closing, Sellers shall convey to Buyer at the Closing all Sellers' right, title and interest in and to each such tax partnership.

     (l) Interests to be Leased. Sellers with other parties own undivided interest in oil and gas in place. The parties acknowledge that Buyer is acquiring some, but not all, of the oil and gas in place owned by Sellers and that the oil and gas in place Buyer is acquiring is listed on Schedule 1A. Sellers agree to deliver, within ten (10) days of Buyer's request, a lease on the same terms and conditions as any previous lease to Sellers from others with undivided interests of all of Sellers' right, title and interest in and to all the oil and gas in place owned by Sellers and underlying any of the leases set forth on Schedule 1.

     5.       Effective Time.

     (a) The effective time (the "Effective Time") of the sale and purchase contemplated by this Agreement shall be as of 12:01 a.m. on the Closing Date.

     (b) The parties agree that the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, effective as between the parties as of the Effective Time. The parties agree that Sellers, with respect to the rights and obligations attributable to the ownership of the Assets prior to the
          Effective Time, and Buyer, with respect to the rights and obligations attributable to the ownership of the Assets at or after the Effective Time, each shall be entitled respectively to all of the rights incidental to such ownership, and shall be subject to the duties and obligations of such ownership attributable to the Assets and attributable to periods of time prior to or at or after the Effective Time, as the case may be.

     (c) Sellers shall use their best efforts to have all crude oil and brine tanks and all natural gas meters related to the Assets gauged or read as of the Effective Time. The parties agree to cooperate in good faith to allocate to said Effective Time all readings made before or after said Effective Time but not shipped. The Purchase Price shall be increased by the market value of such oil as of the Effective Time, which market price shall be equal to the then current Pennzoil posted price applicable to the Sellers' Assets. With respect to brine produced before the Effective Time but not shipped, the Purchase Price shall be decreased by $4.00 per each barrel of brine remaining. With respect to natural gas produced before the Effective Time, the parties will attempt to have the purchasers pay Sellers direct; if not, Buyer will remit those sales proceeds to Sellers when received. Similarly, if Sellers receive any proceeds for gas produced after the Effective Time, Sellers will remit those sales proceeds to Buyer when received.

    6. Representations and Warranties of Sellers. Sellers represent and warrant to Buyer that:

     (a) Organization and Existence. WACO is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

     (b) Title to Assets. Sellers have title free of Title Defects (as defined in Section 12 hereof) to all of the Assets, and the right to convey the Assets, free and clear of any mortgage, pledge, lien, charge, security interest or any material encumbrance, subordination or adverse claim except for liens which will be paid and released at Closing and/or for which releases will be provided at Closing and escrowed as herein provided and for current realty and personal property taxes not yet delinquent and preferential purchase consents and restrictions upon transfer set forth on Schedule 8. Notwithstanding any provision contained herein to the contrary, Sellers shall not warrant title as to any of the Assets, which Sellers acquired in connection with the following: (i) Order dated May 2, 1985, in In re: B&L Oil Company, Case No. 82-B-4065 Mc, in the United States Bankruptcy Court for the District of Colorado, and Assignment and Bill of Sale dated June 28, 1985; and (ii) Order dated January 11, 1990, in In re: Ferrell Prior, Inc., an individual d/b/a Prior Oil Co., P.O.W.V.A., Inc.,
          Kanawha Drilling Co., Inc., Gil Disbursement, Inc., Tower Drilling Corp., Brono Enterprises, Inc., Liquid Energies, Inc., Artesian Wells, Inc., and Tower Oil Well Drilling Corp., Case Numbers 86-00458-W, No. 86-00555-W, and No. 86-0064-1-W, in the
          United States Bankruptcy Court for the Northern District of West Virginia, (jointly the "Bankruptcy Assets"); provided, however, that Sellers shall convey the Bankruptcy Assets to Buyer free of Title Defects caused by Sellers.

     (c) Leases. (1) Each of the Leases is valid and in full force and effect, constitutes a valid encumbrance upon the real estate described therein and vests in the owner thereof the immediate right to produce oil and gas therefrom, except as identified on
          Schedule 14.

               (2) To the best of Sellers' actual knowledge, all of the Leases are being developed, operated and maintained in compliance with all leases, contracts and commitments to which Sellers are a party or by which Sellers or any such interest is bound and with which the failure to comply will result in the substantial diminution in value of such lease, contract or commitment. There are no royalties, shut-in royalties, lease rental payments or other payments or lease obligations that are delinquent; and no owner of a royalty interest has refused to cash or accept tendered royalty during the preceding 12 months, except as identified on Schedule 14. Sellers have received no notice or claim that any of the Leases are expired, invalid or in default, except as identified on Schedule 14.

               (3) Sellers have made available to Buyer copies of all title opinions, title abstracts or papers and other title documents and other agreements, books, files and records which they have in their possession or control and which in any way relate to the Leases.

               (4) Schedule 5 hereto contains a complete list of all contracts (including all amendments and agreements relating thereto) under which the Sellers are selling or are obligated to sell crude oil, gas or associated hydrocarbons produced or to be produced from the Leases. Sellers have made available to Buyer any correspondence from any current purchasers of production from the Leases stating such purchaser's intent to cancel, terminate or renegotiate such crude oil or gas sales contract, or suspend it obligations thereunder, recoup natural gas for which a take-or-pay payment has been made, or to exercise any "market-out privileges" or other similar provision whereby such purchaser may seek to reduce the price it will pay for crude oil, gas or the minimum quantity it would be required to take.

               (5) All proceeds from the sale of the production of oil, gas and associated hydrocarbons attributable to the Leases are currently being paid in full; and no portion of such proceeds is currently being held in suspense by the purchaser thereof.

               (6) The Leases are not burdened with production payments, net profits interests, advance payments for production, the obligation to pay or make volumetric adjustments to another party for any share of prior overproduction, claims by gas purchasers for delivery of prepaid gas or liability for refunds, the obligation to deliver future production without the owner of the Assets then receiving full payment therefor, or other similar contingent liabilities, except as set forth on Schedule 14.

     (d) Wells. Sellers are the owners of the percentage working interest in and to each of the Wells and in and to all equipment located thereon, as shown on Schedule 2. Sellers are the owners of not less than the percentage net revenue interest in and to each of the Wells as shown on Schedule 2. There are no outstanding reversionary interests in any of the Wells, except as identified on Schedule 14.

     (e) Gathering Lines. Production from all of the Wells can currently be marketed through existing pipelines, except those Mechanical Defects identified on Schedule 7. To the best of Sellers' actual knowledge, all gathering lines necessary to market production from all of the Wells are constructed pursuant to valid leases, easements, rights- of-way, licenses, permits or similar instruments; and all such instruments are described on either
          Schedule 1 or 3 hereto. To the best of Sellers' actual knowledge, Sellers have complied with all applicable federal or state natural gas pipeline safety act laws and regulations.

     (f) Assumed Contracts. Sellers have provided Buyer full access to all of Sellers' books, records, and files pertaining to the Assets; and Sellers are not currently a party to any material contract or material agreement pertaining to the Assets to which Buyer has not been offered full and open access prior to the date of this Agreement. Sellers have performed in all material respects all obligations required to be performed by them and are not in default in any material respect or alleged to be in default under any of the Assumed Contracts or any other material lease, contract or agreement relating to the Assets.

     (g) Equipment. To the best of Sellers' actual knowledge, all of the Equipment has been properly maintained, is serviceable and has no latent defects. Except as described on Schedule 7, Sellers are not aware of any leaks, mechanical problems or defects relating to any of the Wells, Gathering Lines or Equipment, nor are Sellers aware of any material inaccuracies in any measuring devices measuring natural gas flow from any Wells or Gathering Lines except as identified on Schedule 7. The equipment is being sold on an "AS IS" basis. Sellers expressly disclaim any warranty of merchantability or fitness for a particular purpose.

     (h) Governmental Authorizations and Laws. All governmental licenses, permits, variances, waivers, authorizations and similar rights ("Governmental Authorizations") that are necessary for the installation, ownership and current operation of the Assets are in full force and effect. No proceedings are pending or threatened that might result in any modification, revocation or suspension of any Governmental Authorizations. Sellers have operated the Assets in all material respects in accordance with the conditions and provisions of the Governmental Authorizations and with all applicable laws, regulations and similar legal requirements and are in compliance in all material respects with all obligations thereunder or imposed thereby. There are no outstanding notices of violation, orders or unresolved consent decrees from or with the State of West Virginia relating to the Assets. Sellers have filed all tax and information returns and paid in a timely manner all taxes due and payable with respect to the Assets, which, if not paid, could give rise to a lien upon the Assets.

     (i)  Authority of Sellers. The execution, delivery and performance by

          Sellers of this Agreement have been duly and validly authorized by all necessary corporate action (including shareholder action if required) on the part of Sellers. This Agreement, and all instruments executed pursuant to this Agreement, are, or upon their execution and delivery will be, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Neither the execution, delivery, performance nor consummation of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of WACO;
          (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any of the Leases, Gathering Lines or Assumed Contracts, or give rise to the creation of any lien or encumbrance upon any of the Assets; or
          (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to any of the Assets, assuming compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     (j) Litigation and Pending Claims. Except as shown on Schedule 6, there are no suits, actions or other proceedings pending or, to the best of Sellers' actual knowledge, threatened before any court or governmental agency relating to the Assets. In addition, no judicial or administrative order has been issued which adversely  affects  the  operation  (as  currently  operated)  or ownership of the Assets for oil and gas exploration and development except as described on Schedule 6.

     (k) Environment. Seller is and has been at all times in compliance in all material respects with all applicable laws relating to protection of the environment or health and safety. Seller represents and warrants that there are no pending citations, notices of violation, administrative orders, complaints, judgments, consent orders or consent agreements issued to or entered into by Sellers relating to any such laws, which are applicable to the Assets. The storage, treatment, transportation and disposal of all hazardous waste (as defined on the Closing
          Date) resulting from Sellers' operations of the Assets have been in material compliance with all environmental laws applicable thereto. Sellers have not been advised of any contamination of groundwater resulting from Sellers' operation of the Assets and Sellers have not been advised of any contamination of surface water or soil resulting from Sellers' operations of the Assets.

     (l) Access to Information. Sellers have made available to Buyer and its representatives all information relating to the ownership of the Assets, the condition of the Assets, and the operation of the Assets in Sellers' possession at their various offices.

     (m) Brokers and Finders Fees. Sellers have not incurred any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker's or finder's fees arising out of or in any way related to the transactions contemplated by this Agreement, for which Buyer shall have any responsibility whatsoever.

     (n) Consents and Preferential Purchase Rights. None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or consents to assignment or restrictions on assignment, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing and (ii) such preferential rights, consents and restrictions as are set forth on Schedule 8.

     (o) Employees. Sellers have or will before Closing comply with the Worker Adjustment and Retraining Notification Act of 1989, within the State of West Virginia, if applicable.

     (p) Gathering Lines - Domestic Customers. As used herein, the term "Domestic Customers" shall mean all persons entitled to receive natural gas from the Assets for personal use. All Domestic Customers are listed on Schedule 13. There have been no claims by the State of West Virginia, its agencies or officials asserting jurisdiction over Sellers, any of the Gathering Lines or any of the other Assets as a public utility. Delivery to the Domestic Customers does not violate any existing contractual obligations of Sellers. No Domestic Customers have a right to natural gas except as result from express provisions of a recorded instrument included on one of the Schedules hereto or as set forth on
          Schedule 13. There are no commercial or industrial customers taking, or entitled to take, either by purchase or free of cost, natural gas from any of the Assets.

     (q) Public Utility Company, Etc. None of Sellers is (i) a "public utility company," a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of any of the foregoing within the meaning of the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder or a utility under any state law.

     (r) Information Delivered. No representation, warranty or statement of Sellers contained in this Agreement or any document executed and delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein, or therein, when read together, not materially misleading in light of the circumstances under which they were made.

     (s) Tax Credits. The Wells designated on Schedule 11 are eligible for certain tax credits as provided by Section 29 of the Internal Revenue Code of 1986, as amended.

     (t) Mechanics' Liens. There are no mechanics' liens filed against any of the Assets, nor has any labor, services or material been provided or furnished for any of the Assets which could give rise to a mechanic's lien, except as will be paid in full by Sellers prior to the Closing Date.

     (u) Labor. Sellers are not parties to any collective bargaining agreement.

     (v) WACO Assets. The Assets being sold by WACO pursuant to this Agreement constitute less than 80% of the total assets of WACO at the Closing Date, when measured by fair market value.

     (w)  Mercury  Meters.  To  the  best  of  Sellers'  actual  knowledge,
          Schedule 10 lists all Wells or Leases which either presently have a mercury meter on site or previously had a mercury meter on site.

     (x)  Investment  Representation.   Sellers  represent  that  they  are
          acquiring the Ashland Stock for their sole account and acknowledge that the issuance of the Ashland Stock to Sellers has not been registered under the Securities Act of 1933, as amended (the "1933 Act") and the Ashland Stock must be held indefinitely unless it is sold pursuant to an effective registration statement or the sale is exempt from registration.

     7. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that:

     (a) Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

     (b) Authority of Buyer. The execution, delivery and performance by Buyer of this Agreement, the conveyance documents and all other agreements to be entered into among the parties contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action (including shareholder action if required) on the part of Buyer. Subject to the foregoing, this Agreement, the conveyance documents and such other agreements are, or upon their execution and delivery will be, valid and binding obligations of Buyer, enforceable against the Buyer in accordance with their respective terms.

     (c) Brokers and Finders Fees. Buyer has not incurred any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker's or finder's fees arising out of or in any way related to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

     (d) No Breach. The execution, delivery, and performance by Buyer of this Agreement does not and will not (i) violate any provisions of the Articles of Incorporation or Bylaws of Buyer; or (ii) result in Buyer's violation of any law, rule, or regulation or of any judgment, injunction, order, decree, permit, or license of any judicial or administrative authority applicable to Buyer. Buyer is not a party to nor bound by any judgment, injunction, or decree of any court or governmental authority or any agreement which in any material respect may restrict or interfere with the performance of this Agreement.

     (e) Litigation and Claims. There are no pending suits, actions, or other proceedings that seek to restrain or enjoin Buyer's performance of this Agreement; and, to the best of Buyer's knowledge, none is threatened.

     (f) Governmental Authorizations and Laws. After the Closing, Buyer will maintain all Governmental Authorizations (as defined in paragraph 6(h)) that are necessary for the installation, ownership, and operation of the Assets in full force and effect. Buyer will operate the Assets in all material respects in accordance with the conditions and provisions of the Governmental Authorizations and with all applicable laws, regulations, and similar legal requirements and in compliance in all material respects with all obligations thereunder or imposed thereby.

     (g) Environment. After the Closing, Buyer will at all times maintain the Assets in compliance in all material respects with all applicable laws relating to protection of the environment or health and safety. In addition, the storage, treatment, transportation, and disposal of all hazardous waste resulting from Buyer's operation of the Assets will be in material compliance with all environmental laws applicable thereto.

     8. Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing only until the third anniversary of the Closing Date, except for the following: (a) the representations and warranties in Section 6(v) shall survive the Closing until the expiration of any applicable federal income tax statute of limitation as applied to Buyer; and (b) the representations and warranties in Section 6(b) shall survive only until the first anniversary of the Closing Date.

         9.       Covenants.

     (a) Conduct of Business. From the date of this Agreement to the Closing Date, Sellers shall conduct operations respecting the Assets diligently and in the ordinary course of business as a prudent operator and shall not introduce any new method of management, operation or accounting. Sellers shall not (i) sell, farmout, encumber or otherwise dispose of any interest in any of the Assets, or enter into any commitment to dispose of any of the Assets; (ii) enter into any gas sale contract for a term in excess of 31 days; or (iii) enter into any other agreement with respect to the Assets which will bind Buyer after the Closing without the prior written consent of Buyer. Sellers shall give notice to Buyer of any written notice of default received during such period under any Lease, instrument or agreement involving the Assets. Sellers will advise Buyer of any regulatory or litigation-related developments which are related to any of the Assets which occur from and after the date of this Agreement through the Closing.

     (b) Access. Sellers have allowed and will continue to allow Buyer and such persons as Buyer may designate to consult with Sellers' agents or employees, to inspect and inventory the Assets and to examine the wells, well locations, and all title, land, engineering, production, sales, financial, gas contract, regulatory, geological and geophysical records relating thereto.

     (c) Maintenance of the Assets. Prior to Closing, Sellers will use their best efforts to maintain the Assets in full force and effect, and to operate the Assets (where applicable) in a good and workmanlike manner and in accordance with the terms and conditions of the applicable oil, gas and mineral leases, other agreements and contracts, laws and regulations. Sellers will pay or cause to be paid in a timely manner all costs, expenses, rentals, royalties, overriding royalties and other payments (except as such amounts may be placed into suspense in an account transferred to Buyer) arising or incurred in respect to the Assets prior to the Closing.

     (d) Employees. (1) Buyer shall have no obligation to offer employment to any employees of Sellers. If, however, Buyer desires to offer employment to any of Sellers' employees, Buyer shall furnish Sellers prior to the Closing a list of such persons (the "Candidates for Employment"). Sellers shall cooperate with Buyer and shall otherwise use all reasonable efforts so that the Candidates for Employment who will be employed by Buyer can start as soon as possible at or after the Closing. Sellers shall use all reasonable efforts to assist Buyer by providing Buyer prior to Closing with access to the Candidates for Employment and, if the subject employee consents, all personnel files relating to the Candidates for Employment.

               (2) Sellers shall be fully responsible for its employees whose employment relates to the Assets and Sellers' operations and business associated therewith through the Closing Date. Buyer shall have no severance obligation to any of Sellers' employees whether or not they are hired by Buyer.

               (3) Buyer shall have no obligation to any of Sellers' employees, whether or not those employees are Candidates for Employment, with respect to any defined benefit plans or other employee benefits to which such employees may be entitled as a result of their employment by Sellers. Any obligation under any vacation plans, sick leave policies or plans, ERISA plans, pension and profit sharing plans, stock ownership plans, ESOP plans, or other benefit plans shall remain the obligation of Sellers; and Buyer shall not succeed thereto.

     (e) Audits. Sellers shall be responsible for resolving all joint interest audits related to the Assets for the period prior to the Closing Date. Should the audit period extend beyond such Closing Date, Buyer shall be responsible for handling and resolving the audits as they relate to the period subsequent to such date. Audit exceptions, collections or liabilities noted shall be split between Sellers' and Buyer's accounts based on the time period to which they relate. Buyer shall upon request be provided a copy of all applicable audit reports and resolution documents and shall also have the right to review Sellers' audit work papers for joint interest audits covering the period prior to the Closing Date. Sellers shall advise Buyer of any audit exceptions granted related to the period prior to the Closing Date.

     (f) Operator. Sellers shall use their best efforts to secure consent from all interested parties for Buyer to become the operator under all of the operating agreements affecting the Assets wherein WACO is the operator, if and as instructed by Buyer.

     (g) Files. Sellers shall deliver to Buyer at its office in Weston, West Virginia, as soon as possible after Closing, all Records not delivered at Closing relating to the Assets, in Sellers' possession or reasonably obtainable by Sellers.

     (h) Registration Statement. (1) Buyer shall, at its sole cost and expense, file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 ("Registration Statement") and a prospectus contained therein (the "Prospectus") with respect to the resale by Sellers of the Ashland Stock. Buyer shall use its best efforts to cause the Registration Statement to become effective on or before February 28, 1995, and to remain effective for a period of 105 days from the Closing Date (the "Registration Period"). In addition, Buyer shall, at its sole cost and expense, make all necessary Blue Sky filings associated with the filing of the Registration Statement. Notwithstanding the foregoing, Buyer may defer the filing, or suspend the effectiveness of, the Registration Statement if (i) Buyer is contemplating an underwritten public offering of its securities and, in the judgment of the managing underwriter thereof, such filing or continued effectiveness would have a material adverse effect on the contemplated offering or (ii) Buyer is in possession of material information that it deems advisable not to disclose in a registration statement; provided that the effectiveness of the Registration Statement may not be suspended for a period beginning on the Closing Date through ten business days thereafter.

               (2) Buyer further covenants that Buyer shall also provide, but not be limited to, the following as part of Buyer's obligation regarding the Registration Statement:

                    (i) Buyer will notify Sellers and their agent immediately (i) of the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment), (ii) of the receipt of any comments from the

               SEC, (iii) of any request by the SEC for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. Buyer will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest practicable time.

                    (ii) Buyer will give  Sellers and their agent notice of
               Buyer's intention to file or prepare any amendment to the Registration Statement (including any post-effective amendment) or any amendment or supplement to the Prospectus (including any revised Prospectus which Buyer proposes for use by Sellers or their agent in connection with the offering of the Ashland Stock which differs from the Prospectus on file at the SEC at the time the Registration Statement becomes effective, whether or not such revised Prospectus is required to be filed pursuant to Rule 424(b) of the 1933 Act, and will furnish Sellers or their agent with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be.

                    (iii) Buyer will deliver to Sellers or their agent as many conformed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) as Sellers or their agent may reasonably request.

                    (iv) Buyers will furnish to Sellers or their agent from
               time to time during the period when the Prospectus is required to be delivered under the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), such number of copies of the Prospectus (as amended or supplemented) as Sellers or their agent may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act or the respective applicable rules and regulations of the Commission thereunder.

                    (v)  Buyer  agrees  to  indemnify   and  hold  harmless
               Sellers, their directors, officers, employees and agents, each person, if any, who controls Sellers (within the meaning of Section 15 of the 1933 Act or the 1934 Act) and each underwriter (within the meaning of Section 2(11) of the 1933 Act) against any losses, claims (including any actual or threatened investigation or proceedings by any governmental agency or body), damages, liabilities or expenses whatsoever (including the reasonable costs of investigating and defending against any claims therefor and reasonable counsel fees incurred in connection therewith) as incurred to which Sellers or any such other person may become subject under the 1933 Act or the 1934 Act or otherwise which arise out of or are based on the grounds or alleged grounds (i) that the Registration Statement (including, without limitation any documents incorporated by reference therein), as amended, includes or allegedly includes an untrue statement of a material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) that any preliminary prospectus or the Prospectus (including, without limitation any document(s) incorporated by reference therein, as amended or supplemented, includes or allegedly includes an untrue statement of a material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; provided that the foregoing indemnity agreement shall not apply in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from such Registration Statement, or any preliminary prospectus or Prospectus, in reliance upon and in conformity with information furnished to the Buyer by or on behalf of the Sellers, Sellers' agent or underwriter, as the case may be, for use in the preparation thereof; and provided further that the Buyer shall not be liable to any person who participates as an underwriter in the offering or sale of Ashland Stock or any other person, if any, who controls such underwriter within the meaning of the 1933 Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such person's failure to send or give a copy of the Prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or alleged omission at or prior to the written confirmation of the sale of Ashland Stock to such person if such statement or omission was corrected in such Prospectus.

                    Sellers  shall  indemnify  and hold harmless the Buyer,
               its directors, officers, employees and their agents, each person, if any, who controls the Buyer (within the meaning of Section 15 of the 1933 Act or the 1934 Act) against any losses, claims, damages, liabilities or expenses whatsoever (including the reasonable costs of investigating and defending against any claims therefor and reasonable counsel fees incurred in connection therewith) as incurred to which the Buyer or any such other person may become subject under the 1933 Act or the 1934 Act or otherwise which arise out of or are based on the grounds or alleged grounds (i) that the Registration Statement (including, without limitation any documents incorporated by reference therein), as amended, includes or allegedly includes an untrue statement of a material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) that any preliminary prospectus or the Prospectus (including, without limitation any document(s) incorporated by reference therein, as amended or supplemented, includes or allegedly includes an untrue statement of a material fact or omits or allegedly omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, no misleading, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information about the Sellers furnished to the Buyer for use in the preparation of such Registration Statement or any preliminary prospectus or Prospectus.

          (vi) If any action or claim shall be brought or asserted against an indemnified party or parties (the "Indemnified Party") under this paragraph (vi) in respect of which indemnity may be sought from an indemnifying party or parties (the "Indemnifying Party") under this paragraph (vi) (a "Claim"), the Indemnified Party shall immediately give prompt written notice of the Claim to the Indemnifying Party, who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if any, they are prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to employ separate counsel and participate in the defense of the Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party, (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this paragraph (vi) to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to the entry of any judgment with respect to any Claim for anything other than money damages paid by the Indemnifying Party that would have any adverse effect on the Indemnified Party.

               (3) Sellers agree to notify Buyer promptly in writing of their sales of Ashland Stock. Such notification shall include the date and volume of such sales.

               (4) Sellers agree that in the event all of the shares of the Ashland Stock are not sold during the Registration Period, the stock certificate(s) representing the remaining unsold shares of the Ashland Stock will be returned to Buyer within seven calendar days of the end of the Registration Period for the following legend to be placed on the certificate(s) representing the unsold shares: "The shares of Ashland Inc. Common Stock represented by this certificate have not be registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged or hypothecated unless subsequently registered under said Act or an exemption from registration is available."

         10.      Conditions to Obligations of Buyer and Sellers.

         (a) The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

                           (1) The  occurrence of the expiration or earlier
                  termination of the statutory waiting period required under the HSR Act; and the absence of any action by the Department of Justice or the Federal Trade Commission to enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                           (2) The representations and warranties by Sellers contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date.

                           (3) There  shall have been no  material  adverse
                  change as compared to January 23, 1995, in the physical condition of the Assets as of the Closing Date, except depletion through normal production within authorized allowables and rates of production, and depreciation of equipment by ordinary wear and tear.

                           (4) No suit or other proceeding shall be pending
                  or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking damages in connection with, the purchase and sale contemplated by this Agreement.

                           (5) Sellers shall have performed or complied with all agreements and covenants required by this Agreement for which performance or compliance is required prior to or at the Closing Date.

                           (6) The  Purchase  Price  shall  not  have  been
                  adjusted downward pursuant to Sections 11, 12 and 17(c) hereof by an aggregate amount greater than 25%.

         (b) The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Sellers:

                           (1) The  occurrence of the expiration or earlier
                  termination of the statutory waiting period required under the HSR Act; and the absence of any action by the Department of Justice and the Federal Trade Commission to enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                           (2) Buyer shall have filed with the SEC the Registration Statement; and such Registration Statement shall have been declared effective.

                           (3) The  representations and warranties by Buyer
                  set forth in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date.

                           (4) No suit or other proceeding shall be pending
                  or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking damages in connection with, the purchase and sale contemplated by this Agreement.

                           (5) Buyer shall have  performed or complied with
                  all agreements and covenants required by this Agreement for which performance or compliance is required prior to or at the Closing Date.

         (c)      In the event the  conditions  of  subsection  (a) of this
                  Section 10 are not satisfied at Closing, Buyer may elect to terminate this Agreement. In the event the conditions of subsection (b) of this Section 10 are not satisfied at Closing, Sellers may elect to terminate this Agreement. Any such election shall be in writing and shall state the grounds therefor.

         (d) Buyer or Sellers may terminate this Agreement if the transactions contemplated in the three (3) Purchase and Sale Agreements between Ashland Exploration, Inc., as Buyer, and (i) The I.L. and Betty Sue Morris Irrevocable Trust I, as Seller; (ii) The I.L. and Betty Sue Morris Irrevocable Trust II, as Seller; and (iii) The I.L. Morris and Betty Sue Morris Irrevocable Trust, III, have not been or are not contemporaneously consummated.

         11.      Consents and Preferential Purchase Rights.

          (a) Commencing upon the date of this Agreement and continuing until the Closing, Sellers shall use their best efforts to obtain all consents ("Required Consents") and waivers of preferential rights which, in the opinion of Buyer, are necessary to the conveyance, assignment, and transfer to Buyer of the Assets hereunder. The parties agree that Required Consents shall include at a minimum the consents listed on Schedule 8.

          (b) If (i) a Required Consent affecting any Asset has not been obtained on or before the Closing Date and (ii) the transfer of such Asset to Buyer as contemplated by this Agreement would in the opinion of Buyer result in the termination of such Asset without the prior receipt of such Required Consent, then Buyer may elect to exclude such Asset from the Closing and, in such event, the Purchase Price shall be adjusted downward by the Allocated Value attributable to such Asset. If any Asset is excluded from the Closing and if Sellers obtain the required Consent after the Closing Date but before the date ninety (90) days after the Closing Date, then (i) Sellers shall execute and deliver to Buyer an assignment conveying to Sellers such Asset and (ii) Buyer shall pay to Sellers an amount in cash equal to the Allocated Value attributable to such Asset.

          (c) Sellers acknowledge that if any preferential rights are exercised by any third parties as a result of this
                  Agreement  or the  transaction  contemplated  herein,  it
                  shall be Sellers' obligation to deal with such third parties in accordance with the terms of the agreement creating such preferential rights. If the exercise of the preferential right occurs after the Closing, Buyer shall reconvey to the Sellers the portion of the Assets subject to the preferential right; and Sellers shall pay Buyer an amount in cash equal to the Allocated Value attributable to such Assets. Sellers shall hold Buyer harmless from and against all claims, direct costs, expenses (including, without limitation, court costs and attorneys fees), contractual obligation and liabilities attributable to or arising from asserted preferential purchase rights.

          (d) If prior to the Closing Date the holder of a Preferential Purchase right affecting an Asset gives notice of his intent to exercise such right, the portion of such Asset so affected shall be excluded from this Agreement. The Purchase Price shall be adjusted downward by the Allocated Value attributable to such Assets.

         12.      Title, Environmental and Regulatory Matters.

          (a) Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

                         (1) Good Title.  "Good Title," with respect to any
                    Asset, shall mean good record title, or such title that Buyer could successfully defend against the claim of any person, that:

                    (i) notwithstanding any other provision of this Agreement entitles Sellers to receive from their ownership in such property not less than the interest shown as the "Net Revenue Interest" for such property on Schedule 2 of all oil and gas produced, saved and marketed from such property without reduction, suspension or termination throughout the productive life of such property except as identified on Schedule 14;

                    (ii) obligates  Sellers  to  bear a  percentage  of the
                         costs and expenses relating to operations on or the maintenance and development of such property and wells associated therewith not greater than the interest shown as the "Gross Working Interest" for such property on Schedule 2 without increase throughout the productive life of such property except as identified on Schedule 14; and

                    (iii)is free and clear of liens,  monetary encumbrances
                         and   material   non-monetary   encumbrances   and
                         defects; but

                    (iv) may be  subject  to such  defects  of title as are
                         generally accepted by knowledgeable oil and gas producers in the same geographic area, which defects do not interfere with the present entitlement to the economic benefits of such Assets.

                         (2) Title  Defects.  "Title Defect" shall mean any
                    material encumbrance, encroachment, irregularity, defect in or objection to Sellers' title to any Assets, particular notice of which is given in writing by Buyer to Sellers within one (1) year of Closing and that alone or in combination with other defects renders Sellers' title to any property to be less than Good Title.

                         (3) Environmental Defects.  "Environmental Defect"
                    shall mean any condition or fact with respect to an Asset which is in violation of the warranties contained in Sections 6(h) or (k) hereof.

                         (4) Allocated Value.  "Allocated Value" shall mean
                    the value allocated to an Asset on Schedule 2 hereto; provided that when referring to an Asset which is, in accordance with a provision of this Agreement, conveyed to Buyer after the Closing or reconveyed by Buyer to Sellers after the Closing, the Allocated Value of such Asset as of the time of conveyance or reconveyance shall be reduced by the difference between the revenue accrued and actual direct expenses incurred for such Asset during the period from the Closing until the subsequent conveyance or reconveyance.

          (b) Title. (1) Prior to the Closing, Sellers shall continue to make available to Buyer all of their title opinions, certificates of title, abstracts of title, title data, records and files relating to the Assets in their possession or control. Sellers shall also continue to make available to Buyer for examination a copy of all contracts and any information and materials which Buyer may reasonably request which relate to the Assets.

                           (2) If  Buyer  discovers  the  existence  of any
                  Title Defect, or either party discovers, consents or preferential rights which affect the conveyance, assignment and transfer to Buyer of the Assets and which are not listed on Schedule 8, the party discovering such matter shall promptly inform the other party.

                           (3) Sellers shall, at their option,  either cure
                  or remove all such Title Defects within 180 days after notification or elect to delete such Assets from the Closing, unless waived by Buyer.

          (c) Environmental and Regulatory. (1) If Buyer or Sellers discover the existence of any Environmental Defect, the party discovering such matter shall promptly inform the other party of such Environmental Defect.

                           (2) Sellers shall, at their option,  either cure
                  or remove all such Environmental Defects within 90 days after notification or elect to delete such Assets from the Closing.

         (d) Procedure. (1) If a Title Defect or Environmental Defect is identified as herein provided before the Closing and
                  i) Sellers agree it cannot be timely cured or elect not to attempt to cure, and ii) it is not waived by Buyer, then such affected property shall be excluded from the Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such property or by such other amount as is mutually agreed by Sellers and Buyer.

                           (2) If a Title Defect or Environmental Defect is
                  identified before Closing but Sellers desire to attempt to cure such defect and the cure period has not expired as of the Closing, then, at Buyer's option, such affected property shall be excluded from the Closing and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such property or by such other amount or is mutually agreed by Sellers and Buyer. If, subsequently, the Title or Environmental Defect is cured as provided herein or waived by Buyer, a closing on such property shall occur in the same manner as the Closing, except that the purchase price shall be paid in cash, in the amount of the Allocated Value of such property.

                           (3) If Sellers are notified of a Title Defect or
                  Environmental  Defect  after  the  Closing,  at  Sellers'
                  option,  (A)  Sellers  shall  have the right to cure such
                  Defect; provided, however, that prior to curing an Environmental Defect Sellers and Buyer shall agree to the method and schedule of work necessary to cure such Environmental Defect, (B) Sellers shall pay Buyer the cost to cure the Defect, or (C) Buyer shall reconvey the property to Sellers in consideration of the payment, in cash, by Sellers of the Allocated Value of the affected property, unless waived by Buyer. If property is reconveyed, then Buyers shall also convey such additional rights as are convenient to the operation, maintenance and production of the interests reconveyed, including rights to use gathering lines at a gathering fee of no more than ten (10) cents per mmbtu, without cost to Sellers, free rights of use of easements, rights of way and licenses, with such other rights and agreements as are reasonable under the circumstances. In the event the parties fail to agree on such other rights, then the same shall be submitted to a third person agreed panel of arbitrators, the costs of arbitration to be equally divided.

                           (4) In the event that a property  is conveyed by
                  Sellers to Buyer or a property is reconveyed by Buyer to Sellers after the Closing as a result of a Title Defect or Environmental Defect property shall be valued at the Allocated Value.

         13. Indemnification. Each party hereto shall indemnify and hold the other party harmless from and against any and all losses, claims, including any claim or loss as a result of any Title Defect or Environmental Defect under Article 12 hereof (unless adjustment is made therefor at or prior to Closing or the property is reconveyed to Sellers as provided herein) damages, liabilities, costs, diminutions in value, increases in tax liability or expenses (including without limitation, reasonable attorneys' fees, witness fees and other out-of-pocket expenses) ("Indemnification Claims") resulting from any nonperformance, inaccuracy or breach of any of the representations or warranties contained in this Agreement, or the nonfulfillment of any obligation or any document delivered pursuant to this Agreement; provided, however, that no indemnification shall be required hereunder for Indemnification Claims for damages incurred as a result of Sellers' breach of such representation and warranty of no Title Defect until the aggregate amount of such damages incurred as a result of Sellers' breach of such representation and warranty exceeds $100,000.00, and provided further that no indemnification shall be required hereunder for Indemnification Claims for damages incurred as a result of Environmental Defects until the aggregate amount of such damages incurred as a result of Environmental Defects exceeds $100,000.00. The party claiming the right to be indemnified shall cause to be given to the other party prompt written notice of, and the right to contest or participate in the defense of any action with respect to any such Indemnification Claim.

         14. Taxes. It is expressly agreed and acknowledged by Sellers and Buyer that the transaction contemplated by this Agreement is intended to be a taxable transaction for federal income tax purposes, and the parties shall so report the transaction on their respective federal income tax returns. All provisions herein shall be interpreted in a manner consistent with this agreement and acknowledgment.

         15.      Pre and Post-Closing Matters.

         (a) Not later than ten days before the Closing, Sellers will prepare and deliver to Buyer a proposed closing statement describing all adjustments to the purchase price known as of that date, and describing any amounts held in suspense by Sellers relating to the Assets. Sellers will update the closing statement 72 hours before the Closing.

         (b) At the Closing, Sellers shall transfer to Buyer all amounts held by them in suspense for the account of working interest owner, royalty owner, or overriding royalty interest owner and arising out of production from the Assets through the Closing, together with any other funds held in trust for any reason whatsoever in regard to the Assets. Buyer shall assume all obligations with regard to such interest set forth in this Paragraph upon receipt of all such funds.

          (c) Within 120 days after the Closing Date, Buyer shall prepare and submit to Sellers a statement setting forth
                  each   adjustment   or  payment   that  was  not  finally
                  determined as of the Closing Date (the "Statement"). The Statement shall net the amounts of debits and credits between the parties to arrive at a Final Settlement Price. Sellers shall notify Buyer, in writing, within five (5) business days thereafter of any changes to the Statement. If the Final Settlement Price is greater than the amounts previously paid Sellers, Buyer shall pay Sellers the additional sums within thirty (30) days in cash. If the Final Settlement Price is less than the amounts previously paid Sellers, Sellers shall pay Buyer the amount of such difference within thirty (30) days in cash. Any adjustments between the parties as a result of proceeds received or expenses paid by either party, which were not known at the time of calculation of the Final Settlement Price, shall be settled by that party's invoice or remittance, as applicable, to the other party.

         (d) Sellers agree that the Purchase Price includes any sales, use, transfer, including real property transfer taxes or similar excise taxes in connection with the transactions contemplated hereby.

         (e) Promptly after any receipt thereof, (i) Sellers agree to pay to Buyer any and all proceeds received by Sellers that are attributable to the Assets after the Closing Date; and (ii) Buyer agrees to pay to Sellers any and all proceeds that are attributable to the Assets before the Closing Date, except as otherwise provided herein.

         (f) After the Closing, Sellers and Buyer agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

         16.  Termination.

         (a) Each party to this Agreement shall use its best efforts in the performance of its obligations under this Agreement and the satisfaction of all conditions and obligations contained herein.

          (b) If all of the conditions to the Closing have not been satisfied or waived on or before March 1, 1995, this Agreement shall automatically terminate and no party shall have any obligation or liability to the other party pursuant to this Agreement, except that if the Registration Statement described in Section 10(b)(2) hereof has not been made effective, Buyer or Sellers may postpone the termination date and Closing for up to 60 days. If all of such conditions to the Closing have been satisfied or waived on or before the scheduled date for Closing and either Sellers or Buyer fail to perform their obligations at Closing, the performing party shall be entitled to specific performance and any other rights or remedies available to such parties under this Agreement, at law or in equity.

          (c) In the event of termination of this Agreement, each party shall return all records, maps, files, papers and other property of the other then in its possession and neither party shall thereafter have any liability under this Agreement of any nature to the other. This provision shall not, however, preclude liability attaching to a party who has willfully caused the termination hereof by any deliberate act or deliberate failure to act in violation of the terms and provisions of this Agreement.

         17.      Miscellaneous.

         (a) Tax Matters. Buyer and Sellers recognize that the transaction will be subject to the provisions of Section 1060 of the Internal Revenue Code of 1986. The parties agree to allocate in good faith the Purchase Price as adjusted among the purchased Assets for purposes of such
                  Section in accordance with the allocations on Schedule 2.

         (b) Tax Partnerships. The Assets are not subject to any tax partnerships except for tax partnerships listed in
                  Schedule 9. At Buyer's request, Sellers will use their best efforts to assist in the election provided for in
                  Section 754 of the Internal Revenue Code of 1986 with respect to the Partnerships listed in Schedule 9.

         (c) Casualty Losses. In the event any of the Assets are lost, damaged or destroyed, in whole or in part, before Closing because of fire, explosion, theft, other casualty, appropriation or other reason, Sellers shall immediately give notice to Buyer and Buyer may, at its option, either exclude such Assets from the Closing or accept the

                  Assets  and  receive  an   assignment  of  all  insurance
                  proceeds, appropriation awards and all other claims or proceeds relating to such loss.

          (d)     Notices.  All  notices,   requests,   demands  and  other
                  communications hereunder shall be in writing and shall be deemed to have been given if delivered to:

                           Sellers:         WACO Oil & Gas, Inc.
                                            P.O. Box 397
                                            Glenville, WV 26351
                                            Attn:    Ira Morris

                  With a copy to:           Bowles Rice McDavid Graff & Love
                                            P. O. Box 1386
                                            Charleston, WV 25325
                                            Attn: Marc A. Monteleone

                           and

                           Buyer:           Ashland Inc.
                                            c/o Ashland Exploration, Inc.
                                            14701 St. Mary's Lane, Suite 200
                                            Houston, Texas 77079-2907
                                            Attn: Gary J. Celestino,
                                            Vice President and Division Counsel


                  or to such other address or parties as either party may communicate in writing.

          (e) Recording Fees and Similar Costs. Buyer shall bear any recording fees, well transfer fees and similar costs incurred and imposed upon, or with respect to, the Assets to be transferred hereunder.

         (f) Bulk Sales Laws. Sellers and Buyer hereby waive compliance with all requirements of applicable bulk sales laws; provided, however, that Sellers shall indemnify and hold harmless Buyer from and against any and all liabilities occurring or arising out of such noncompliance; provided further that in no event shall Sellers' liability under this paragraph exceed the amount of debt actually owed.

         (g) Assignment. No party hereto shall assign this Agreement or any part thereof without the prior written consent of the other parties; provided, however, that following the Closing Buyer may transfer its rights and remedies hereunder to any transferee to whom it transfers the Assets or any portion thereof.

         (h)      Successors Bound.  Subject to the provisions of paragraph
                  (g) of this Section 17, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

          (i) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement

          (j) Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

          (k) Entire Agreement. This Agreement, the Exhibits and the Schedules and other documents referred to herein constitute the entire agreement of the parties hereto and supersede all prior understandings with respect to the subject matter hereof and thereof. No representation, promise or statement of intention has been made by either party that is not embodied herein; and neither party shall be bound by or liable for any alleged representation, promise or statement of intention not so set forth.

          (l)     Counterparts.   This   Agreement   may  be   executed  in
                  counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         (m) Choice of Law. This Agreement and the legal relations between the parties hereto shall be governed by, and construed in accordance with, the laws of the State of West Virginia without regard to the principles of conflicts of laws.

          (n) Waiver. Any failure of any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first above written.


BUYER:  ASHLAND INC.                         SELLERS:  WACO OIL & GAS CO., INC.



By /s/ Robert C. Bilger                   By:  /s/ Douglas S. Morris
Names: Robert C. Bilger                      Name: Douglas S. Morris
Title: Authorized Officer                    Title: Vice President
Date:  February 23, 1995.                    Date:  February 23, 1995.

Buyer's Tax Identification                   Waco's Tax Identification
Number: 610122250                            Number:  55-0552700



                                             /s/ Ira L. Morris by Douglas S.
                                                 Morris, Attorney-in-fact
                                             IRA L. MORRIS
                                             Date: February 23, 1995.
                                             SS #: ###-##-####



                                             /s/ Betty Sue Morris by Douglas S.
                                                 Morris, Attorney-in-fact
                                             BETTY SUE MORRIS
                                             Date: February 23, 1995.
                                             SS #: ###-##-####

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